Exhibit 10.11

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
(AS SUCCESSOR TO HOMEBASE ACQUISITION, LLC)

RESTRICTED SHARE PLAN

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
RESTRICTED SHARE PLAN

     1. Background. Homebase LLC, immediately prior to the Merger Effective Date, sponsored the Homebase Plan. Pursuant to Section 1.4(a) of the Reorganization Agreement, Homebase LLC merged with and into the Company and the Company assumed the Homebase Plan and all obligations of Homebase LLC under the Homebase Plan. This Plan represents an amendment and restatement of the Homebase Plan.

     2. Definitions. For purposes of this Plan, unless otherwise specified in an Agreement, capitalized terms shall have the following meanings:

          “Agreement” means the written agreement between Homebase LLC and a Grantee evidencing the grant of an Award and setting forth the terms and conditions thereof, which written agreement was assumed by the Company on the Merger Effective Date pursuant to the Reorganization Agreement.

          “Award” means an “award” granted under the Homebase Plan that was assumed by the Company on the Merger Effective Date pursuant to the Reorganization Agreement.

          “Board” means the Board of Directors of the Company.

          “Cause” means, unless otherwise provided in an Agreement, (i) the Grantee’s gross negligence or willful misconduct in the performance of his or her duties, (ii) the Grantee’s willful or grossly negligent failure to perform his or her duties, (iii) the breach by the Grantee of any written covenants to the Company or a Subsidiary, (iv) dishonest, fraudulent or unlawful behavior by the Grantee (whether or not in conjunction with employment) or the Grantee being subject to a judgment, order or decree (by consent or otherwise) by any governmental or regulatory authority that restricts his or her ability to engage in the business conducted by the Company or a Subsidiary or (v) willful or reckless breach by the Grantee of any policy adopted by the Company or a Subsidiary concerning conflicts of interest, standards of business conduct or fair employment practices or procedures with respect to compliance with applicable laws.

          “Change in Capitalization” means any increase or reduction in the number of Common Shares, or any change (including, but not limited to, a change in value) in the Common Shares, or exchange of Common Shares for a different number or kind of shares or other securities of the Company, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or other convertible securities, share distribution, share split or reverse share split, cash dividend, property dividend, combination or exchange of Common Shares, repurchase of Common Shares, change in corporate structure or otherwise.

          “Change of Control” means the occurrence during the term of the Plan of:

          (a) an acquisition (other than directly from the Company) of Common Shares or other voting equity interests of the Company (“Voting Securities”) by any Person or Persons, other than (i) the Company, (ii) any Person who was a Member of Homebase LLC on August 28,

2003, (iii) a Subsidiary, (iv) any “affiliate” (as that term is defined in the Homebase LLC Operating Agreement) of Richard Lumpkin, or (v) any affiliate of the Persons in (i) through (iv), if immediately after such acquisition, such Person or Persons directly or indirectly own a majority of the combined voting power of the Company’s then outstanding equity securities; provided, however, that in determining whether a Change of Control has occurred, Common Shares which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition that would cause a Change of Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation, partnership or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company, or a Subsidiary, (ii) the Company or one or more Subsidiaries, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

          (b) the consummation of a merger, consolidation or business combination (a “Transaction”) involving the Company, unless (x) holders of equity interests in the Company, or their affiliates, immediately before such Transaction own, directly or indirectly immediately following such Transaction, at least a majority of the combined voting power of the outstanding equity interests of the entity resulting from such Transaction (the “Surviving Entity”);

          (c) a complete liquidation or dissolution of the Company; or

          (d) the sale or other disposition of more than fifty percent (50%) of the net assets of the Company to any Person or Persons (other than a transfer to a Subsidiary or to one or more Persons who were Members of Homebase LLC or their affiliates on August 28, 2003). A transaction described in clause (x) of subsection (b) hereof shall be referred to as a “Non-Control Transaction.”

Notwithstanding the foregoing, none of the events described in clauses (a), (b), (c) or (d) above shall constitute a Change of Control if, after giving effect thereto, the Company’s principal business is conducted through an entity, the voting control of which is held, directly or indirectly, by Persons (or their affiliates) that, directly or indirectly, collectively held voting control of the Company immediately prior to such event.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person or Persons (other than a Subsidiary or one or more Persons who were Members of Homebase LLC on August 28, 2003) (the “Subject Person(s)”) acquired direct or indirect ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of Common Shares directly or indirectly owned by the Subject Person(s), provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such acquisition by the Company, the Subject Person(s) becomes the direct or indirect owner(s) of any additional Voting Securities that increases the percentage of the then outstanding Voting Securities indirectly or directly owned by the Subject Person(s), then a Change of Control shall occur.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Common Shares” means Common Stock of the Company.

          “Company” means Consolidated Communications Holdings, Inc.

          “Disability” means, with respect to a Grantee, such employees being substantially unable to perform his assigned duties on behalf of the Company or any Subsidiary thereof, as the case may be, for more than ninety (90) days, whether or not consecutive, in any twelve (12) month period, by reason of incapacity due to physical or mental illness or injury.

          “Grantee” means an individual to whom an Award was granted under the Homebase Plan.

          “Homebase LLC” means Homebase Acquisition, LLC, a Delaware limited liability company.

          “Homebase LLC Operating Agreement” means the operating agreement of Homebase LLC as in effect immediately prior to the Merger Effective Date.

          “Homebase Plan” means the Homebase Acquisition, LLC 2003 Restricted Share Plan as in effect immediately before the Merger Effective Date.

          “Majority Investors” means “majority investors” as defined in the Homebase LLC Operating Agreement.

          “Member” means “member” as defined in the Homebase LLC Operating Agreement.

          “Merger Effective Date” means the effective date of the merger of Homebase LLC with and into the Company pursuant to the Reorganization Agreement.

          “Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

          “Plan” means this Consolidated Communications Holdings, Inc. Restricted Share Plan, as amended from time to time.

          “Reorganization Agreement” means the agreement entered into as of the   day of   , 2005, by and among Consolidated Communications Illinois Holdings, Inc., a Delaware corporation, Consolidated Communications Texas Holdings, Inc., a Delaware corporation, Homebase LLC, Central Illinois Telephone, LLC, a Delaware limited liability company, and the parties referred to in the recitals of such agreement as Spectrum, Providence and Management.

          “Subsidiary(ies)” means any Person directly or indirectly owned or controlled by the Company. As used in this definition, “control,” including, its correlative meanings, “controlled by” and “under common control with,” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities by contract or otherwise).

          “Vested Shares” means Common Shares underlying an Award as to which, at the time in question, all restrictions in respect of such Common Shares have lapsed (other than the restrictions on transferability described in Section 6.2(a)) and have become fully vested and non-forfeitable pursuant to Section 5.

          “Unvested Shares” means the Common Shares underlying an Award, that, at the time in question, are not Vested Shares.

     3. Administration. The Plan shall be administered by the Board. No Director shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties. The Company hereby agrees to indemnification each Director for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with, any claim, cause of action or dispute of any kind arising in connection with any actions in administering the Plan or in authorizing or denying authorization for any transaction hereunder.

Subject to the express terms and conditions set forth herein, the Board shall have the power from time to time to:

     (a) make any amendment or modification to any Agreement consistent with the terms of the Plan;

     (b) construe and interpret the Plan and the Awards and establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement or between the Plan and any Agreement, in the manner and to the extent it shall deem necessary or advisable so that the Plan complies with applicable law, and otherwise to make the Plan fully effective. All decisions and determinations by the Board in the exercise of this power shall be final, binding and conclusive upon the Company, its Subsidiaries, the Grantees and all other persons having any interest therein;

     (c) exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

     (d) generally, exercise such powers and perform such acts as it deems necessary or advisable to promote the best interests of the Company and its Subsidiaries with respect to the Plan.

The number of Common Shares that have been made the subject of Awards granted under the Plan is equal to the number derived from converting, pursuant to the conversion ratio set forth in Section 1.4 of the Reorganization Agreement, 1,000,000 Class C Common Shares of Homebase

LLC into Common Shares. No Awards will be granted under the Plan on or after the Merger Effective Date.

     4. Vesting.

          4.1 General Vesting Rules. Except as otherwise provided in this Section 4.1 and in Section 4.2, 4.3, 4.4, 4.5, 4.6 or in the Agreement between the Company and the Grantee, Common Shares issued pursuant to an Award shall vest as follows provided that the Grantee is a full-time employee of the Company or any Subsidiary thereof on the anniversary date in question:

(a)	1/4 on the second anniversary date following the date of the Award;

(b)	1/4 on the third anniversary date following the date of the Award;

(c)	1/4 on the fourth anniversary date following the date of the Award; and

(d)	1/4 on the fifth anniversary date following the date of the Award.

          Notwithstanding the foregoing, Awards attributable to grants made under the Homebase Plan during the months of August through December of 2003 shall vest as follows:

(a)	1/4 on December 31, 2004;

(b)	1/4 on the day immediately prior to the Merger Effective Date;

(c)	1/6 on December 31, 2005;

(c)	1/6 on December 31, 2006; and

(d)	1/6 on December 31, 2007.

          Notwithstanding the foregoing, Awards attributable to grants made under the Homebase Plan during the month of April of 2004 shall vest as follows:

(a)	1/4 on the day immediately prior to the Merger Effective Date;

(b)	1/4 on December 31, 2005;

(c)	1/4 on December 31, 2006; and

(d)	1/4 on December 31, 2007.

The Board may accelerate the vesting of Common Shares at any time for any reason.

          4.2 Change of Control, and Related Transactions. Notwithstanding anything in the Plan to the contrary, upon a Change of Control, all Unvested Shares (or, if applicable, the equity interests received by the Grantee in connection with the Change in Control) shall immediately become Vested Shares if within 12 months following a Change of Control any of the following occur in respect of the Grantee and, in the case of the conditions specified in Section 4.2(c) below, the Grantee first provides written notice to the Company of the occurrence thereof:

          (a) the Grantee’s employment with the Company, a Subsidiary thereof or the successor in interest to the Company or its Subsidiary pursuant to the Change in Control, is terminated without Cause by the Company, a Subsidiary of the Company or any such successor in interest;

          (b) the Grantee’s compensation is reduced to less than 90% of the Grantee’s compensation from the Company or any Subsidiary thereof immediately prior to the Change in Control; or

          (c) without the Grantee’s consent, the Grantee is assigned duties and responsibilities that are materially inconsistent with his or her level of responsibility as an executive officer.

Notwithstanding the foregoing, Unvested Shares shall not become Vested Shares pursuant to the conditions specified in Section 4.2(c) if, within thirty (30) days after receipt of written notice by the Company from the Grantee objecting to such duties and responsibilities and specifying in reasonable detail the extent to which such duties and responsibilities are inconsistent, the Company modifies the Grantee’s assigned duties and responsibilities so that such condition does not exist as of the end of such thirty (30) day period.

          4.3 Death or Disability. If a Grantee’s employment with the Company or any Subsidiary thereof terminates as a result of the death or Disability of the Grantee, the Grantee (or the Grantee’s successors, heirs, personal representatives and assigns, as the case may be) shall retain all Vested Shares but shall forfeit all of the Grantee’s rights to all Unvested Shares.

          4.4 Termination Without Cause. In the event a Grantee’s employment by the Company or any Subsidiary thereof is terminated by the Company or any such Subsidiary without Cause, the Grantee shall retain all Vested Shares but (except as otherwise provided in Section 4.2) shall forfeit all of the Grantee’s rights to all Unvested Shares.

          4.5 Voluntary Termination. In the event the Grantee voluntarily terminates employment with the Company or any Subsidiary thereof, the Grantee shall retain all Vested Shares but shall forfeit all of the Grantee’s rights to all Unvested Shares.

          4.6 Forfeiture. Unless otherwise provided in an Agreement, the Grantee (or the Grantee’s successors, heirs, personal representatives and assigns, as the case may be) shall be required to sell and the Company shall be required to purchase, all Unvested Shares of the Grantee (or such Grantee’s successors, heirs personal representatives and assigns) upon the occurrence of any of the following events: (a) termination of the Grantee’s employment with the

Company or any Subsidiary thereof for Cause, or (b) any attempted or completed transfer, sale, pledge, hypothecation, or assignment (a “Transfer”) by the Grantee of the Grantee’s Unvested Shares without the prior written approval of the Board. The purchase price for such Common Shares shall equal the aggregate amount, if any, paid by the Grantee therefore, but shall not be less than $1 in the aggregate. Upon the payment of such amount by the Company, neither the Grantee nor any successors, heirs, assigns, or personal representatives of such Grantee, shall thereafter have any further right or interest in the Common Shares. Any Common Shares reacquired by the Company pursuant to this Section 4.6 shall be returned to the Company, and shall not be the subject of further Awards under this Plan.

     5. Common Shares.

          5.1 Transferability.

(a)	The Common Shares are subject to the restrictions on transferability, if any, as set forth in the Company’s by-laws.

(b)	The Awards and the rights thereunder shall not be Transferred.

(c)	Any attempted Transfer not in accordance with this Section 5.1 shall be null and void and of no force and effect.

          5.2 Rights of Grantees. The Grantee shall be treated as a shareholder of the Company with respect to the Common Shares underlying an Award, fully entitled to receive distributions (including cash dividends), vote and exercise all other rights of a shareholder (without regard to whether the Award consists of Vested or Unvested Shares) except to the extent otherwise provided in the Award Agreement.

     6. Adjustment Upon Changes in Capitalization.

          (a) In the event of a Change in Capitalization, the Board shall conclusively determine the appropriate adjustments, if any, to the number of Common Shares or other securities that are subject to outstanding Awards granted under the Plan. Adjustments, if any, under this Section 6 shall be made in the sole discretion of the Board, and the Board’s decision shall be binding and conclusive.

          (b) If, by reason of Change in Capitalization, a Grantee shall receive any new, additional or different rights to acquire shares or other securities, such new, additional or different tights or securities shall thereupon be subject to all of the conditions, restrictions and performance criteria that were applicable to the shares subject to the Award prior to such Change in Capitalization.

          (c) The Board shall, in its sole discretion, have the right to amend or interpret the provisions of this Plan and the Awards in order to adapt this Plan and Awards to fit any changes in the Company’s capital structure.

     7. Termination and Amendment of the Plan. The Plan shall terminate on the day preceding the tenth anniversary of the effective date of the Homebase Plan. The Board may sooner terminate the Plan and the Board may at any time and from time to time amend, terminate, modify or suspend the Plan or any Agreement at its sole option and in its unrestricted discretion; provided, however, that (a) no such amendment, modification, suspension or termination shall impair or adversely affect any Awards theretofore granted under the Plan, except with the consent of the Grantee, nor shall any amendment, modification, suspension or termination deprive any Grantee of any Vested Shares which he or she may have acquired through or as a result of the Plan, and (b) it shall be presumed conclusively that an adjustment, if any, for changes in capitalization as provided for in Section 6 do not adversely affect any such Awards or Vested Shares.

     8. Non-Exclusivity of the Plan. The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement, or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options to acquire the Common Shares, and such arrangements may be either applicable generally or only in specific cases.

     9. Other Limitations. As illustrative of the limitations of liability of the Company and the Board, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:

     (a) give any person any rights whatsoever with respect to the Common Shares except as specifically provided in the Plan or an Agreement;

     (b) limit in any way the right of the Company or any Subsidiary thereof, as the case may be, to terminate the employment of any person at any time; or

     (c) be evidence of any agreement or understanding, express or implied, that the Company will employ any person at any particular rate of compensation or for any particular period of time.

     10. Regulations and Other Approvals; Governing Law. Except as to matters of federal law, the Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of law principles. Notwithstanding any other provision of the Plan, the obligation of the Company in respect of any Award thereof under the Plan shall, in each cash, be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Board.

     (a) Except as provided in Section 7 hereof, the Board may make such changes to the Plan or an Agreement as may be necessary or appropriate to comply with the rules and regulations of any government authority.

     (b) Each Award is subject to the requirement that, if at any time the Board determines, in its sole and absolute discretion, that the listing, registration or qualification of the Common Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of the issuance of Common Shares, no Common Shares shall be issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Board.

     11. Tax Matters. At such times as a Grantee or his or her beneficiary recognizes taxable income in connection with the rights to acquire Common Shares granted hereunder (a “Taxable Event”), the Grantee or his or her beneficiary shall pay to the Company or to one of its Subsidiaries, if applicable, an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld in connection with the Taxable Event (the “Withholding Taxes”) prior to the issuance of such shares. The Company or a Subsidiary thereof, as the case may be, shall have the right to deduct from any payment of cash to a Grantee or his or her beneficiary an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes.

     12. Successors. In the event of a sale of substantially all of the assets of the Company, or a merger, consolidation or share exchange involving the Company, all obligations of the Company shall be binding on the successor to the transaction.

     13. Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), commercial (including FedEx) or U.S. Postal Service overnight delivery service, or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

(a)	If to the Company, addressed to:

c/o Chairman
121S. 17th Street
Mattoon, IL 61938
Facsimile: (217) 258-6240

     (b) Notices to or with respect to a Grantee shall be directed to the Grantee, or to his or her beneficiary or beneficiaries, at the Grantee’s home address on the records of the Company or its Subsidiary.

     Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. U.S. Eastern Time and, if sent after 5:00 p.m. U.S. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.